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                                                                    EXHIBIT 99.1

VA LINUX SYSTEMS REPORTS RECORD QUARTERLY REVENUE

FREMONT, Calif.--(BUSINESS WIRE)--Nov. 16, 2000--VA Linux Systems, Inc. (Nasdaq:
LNUX - news) today reported record revenue of $56.1 million for the fiscal first quarter, 2001, ended October 27, 2000, an increase of 278% compared to the same period of fiscal 2000 and an increase of 11% compared to the prior fiscal quarter. VA Linux also reported a fourth quarter net loss, excluding non-cash items, of ($0.15) per share, an improvement from ($0.27) per share in the first quarter of fiscal 2000. These revenue and EPS results are in line with indications provided in the Company's press release dated November 6, 2000. A conference call to review the results for the first fiscal quarter will held at 2:00 p.m. PST. The call may be accessed by dialing (800) 230-1074 (access code 543537) or via live Webcast at http://www.valinux.com. The conference call will also be available for replay at (800) 475-6701 (access code 543537).

"While top and bottom-line results did not meet our expectations for the quarter, we remain optimistic about our prospects for growth in the future. We remain committed to profitability, excluding non-cash charges, no later than the end of calendar 2001 and we anticipate revenue for fiscal 2001 to be approximately 2.25 times fiscal 2000 revenue," said Dr. Larry M. Augustin, president and CEO, VA Linux Systems. "Our recent new product and service introductions continue to differentiate us as the leading provider of complete Linux solutions, leveraging our Linux expertise through systems, professional services and the Web. In addition, we expect our initiatives to broaden the customer base to position us for further success in the future."

Other Notable Quarterly Highlights

In September, the International Data Corporation (IDC) released its Worldwide Quarterly Server Tracker for calendar Q2 2000, ranking VA Linux second in the US, and third worldwide in Linux server market share, in terms of factory revenue. IDC's data shows that VA Linux grew its US revenue market share to 20% in calendar Q2 2000. From calendar Q1 to Q2 2000, the overall market for Linux servers grew by 54% in the US, sequentially.

Additional Highlights for the Quarter:

     o Systems. At Oracle OpenWorld in September, VA Linux gave a public demonstration of Oracle Parallel Server (OPS) software running on a cluster of VA Linux 2200 series systems. During the first quarter, VA Linux also introduced the 4450, a powerful, 4-processor 4U database server, and made available VACM(TM) 2.0, the latest official release of VA Cluster Manager software, a robust, flexible Open Source software tool enabling easy remote monitoring and management of large clusters of servers, whether they are all located under one roof or distributed across ISP data centers around the world.

     o Storage. During the first quarter, VA entered the Network Attached Storage (NAS) market by introducing the VA Linux 9205 NAS system--a convenient, ultra dense 2U (3.5-inch-high)


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         storage appliance that leverages VA Linux's expertise in Open Source software and high-density Linux systems engineering, and is expandable up to two terabytes of storage in only 8U of rack space.

     o International. In October, VA Linux announced the launch of a new subsidiary, VA Linux Systems Japan, K.K., to expand its operations into the Japanese market. In a landmark move, VA Linux established the subsidiary with investments from Sumitomo Corporation, NTT Communicationware, Toshiba Engineering, NEC and Sumisho Computer Systems Corp. VA Linux expects this joint effort to speed the acceptance of its products and accelerate sales penetration into large global accounts in Japan.

     o Professional Services. In October, VA Linux expanded its global professional services further through the acquisitions of privately-held Linux consulting companies, LIFE, in Belgium, and Brave New Worlds, in California.

     o Open Source Development Network. In August, VA Linux's Web properties were integrated and re-launched as the Open Source Development Network (OSDN(TM)). SourceForge(TM), the cornerstone of OSDN, is the world's largest Open Source software development center. SourceForge now hosts over 11,000 software projects and over 81,000 registered users. OSDN also recently announced the launch of the OSDN Developer Services Program, which kicked off with an Open Source Database Summit on October 30 and 31, 2000 in San Jose, California.

About VA Linux Systems

VA Linux Systems (Nasdaq: LNUX - news) is the world's Linux leader. The expert provider of Linux and Open Source solutions for the Web, VA Linux offers a single point of contact for highly customized Linux servers and storage -- featuring the industry's first Build-to-Order Software -- as well as professional consulting services and support. VA Linux Systems' mission is to make its customers successful through the use of Linux and Open Source -- whether they are e-businesses rapidly expanding their Internet infrastructures, or technology companies leveraging the power and methodology of Open Source software development. As part of its commitment to expanding the Open Source community, VA Linux Systems operates the Open Source Development Network (OSDN(TM)). A network of the leading Internet sites for Open Source development, distribution and discussion, OSDN includes SourceForge(TM), Freshmeat.net, Slashdot.org and Linux.com. Founded in 1993 and headquartered in Fremont, California with offices across North America, Europe and Japan, VA Linux is located on the Web at www.valinux.com.

Note to Editors: VA Linux Systems, VACM, OSDN and SourceForge are trademarks of VA Linux Systems, Inc. Linux is a registered trademark of Linus Torvalds. All other trademarks are property of their respective owners.

Note Regarding Forward-Looking Statements: This press release contains forward looking statements, including statements regarding future financial performance and results of our operations; the Company's sales strategy and anticipated benefits from such strategy; future


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functionality, ease of use and market acceptance of VACM; future benefits of
OSDN and the OSDN Developer Services Program; and future international acceptance of VA Linux products and acceleration of sales penetration into large global accounts. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including: VA Linux's quarterly sales cycle and fluctuation in demand for our products and services, with increased fluctuation due to VA Linux's concentration of customers in the Internet infrastructure industry; competition with, and pricing pressures from, larger, more established companies and smaller, general purpose manufacturers; the fact that VA Linux has incurred and expects to continue to incur substantial losses; VA Linux's reliance on sales of server products and its success in expanding its services business; manufacturing and sourcing risks; the effectiveness of VA Linux's ongoing business strategy; the rate of growth and acceptance of Linux and the Open Source software development model; VA Linux's ability to continue to introduce new products and services, and to expand its business and operations, particularly internationally; VA Linux's ability to successfully penetrate international Internet-related and enterprise-level computing markets, particularly in Japan; VA Linux's dependence upon an Open Source business model, independent third-party Linux developers, and its single source contract manufacturer and suppliers; VA Linux's dependence on its Internet-based businesses; the enforceability of the GNU General Public License; VA Linux's ability to attract and retain qualified personnel; VA Linux's acquisition strategy and its ability to successfully integrate acquired companies into its operations; market acceptance of Linux and Open Source software generally; rapid technological and market change; the impact of rapid evolution of the Linux market on our ability to forecast demand and results; claims and potential damages resulting from information, postings or software available on our Internet sites, or software distributed with our systems; changes in or interpretation of foreign laws or regulations; and risks associated with the Internet infrastructure and regulation. Investors should consult VA Linux's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended July 28, 2000, for further information regarding these and the other risks of the Company's business. These documents are available at the SEC Website: www.sec.gov.


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                             VA LINUX SYSTEMS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         Excluding non-cash expenses(a)
                      (In thousands, except per share data)
                                   (Unaudited)


                                            Three Months Ended
                                      Oct. 27, 2000   Oct. 29, 1999
                                     --------------   -------------
Net revenues                            $ 56,062        $ 14,848
Cost of revenues                          43,450          12,887
                                        --------        --------
  Gross profit                            12,612           1,961

Operating expenses:
  Sales and marketing                     11,547           5,064
  Research and development                 4,730           2,774
  General and administrative               5,554           1,496
                                        --------        --------
      Total operating expenses            21,831           9,334
                                        --------        --------
Loss from operations                      (9,219)         (7,373)
Interest and other income, net             2,179             173
                                        --------        --------
Net loss                                $ (7,040)       $ (7,200)
                                        ========        ========

Pro forma basic and diluted
  net loss per share                     $ (0.15)        $ (0.27)

Pro forma basic and diluted
  weighted-average shares outstanding     45,978          26,646 (b)


(a) Excludes amortization of goodwill and intangible assets, amortization of compensation expense related to acquisitions, amortization of deferred stock compensation, and the dividend related to convertible preferred stock.

(b) Pro forma basic and diluted weighted-average shares includes the conversion of convertible preferred stock using the if-converted method into an equivalent number of common shares as if the shares had been converted on the dates of issuance.


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                             VA LINUX SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                            Three Months Ended
                                      Oct. 27, 2000   Oct. 29, 1999
                                     --------------   -------------
Net revenues                            $ 56,062        $ 14,848
Cost of revenues                          43,450          12,887
                                        --------        --------
  Gross profit                            12,612           1,961

Operating expenses:
  Sales and marketing                     11,547           5,064
  Research and development                 4,730           2,774
  General and administrative               5,554           1,496
  Amortization of deferred stock
    compensation                           2,694           2,855
  Amortization of compensation
    expense related to acquisitions       18,189             --
  Amortization of goodwill and
    intangible assets                     23,424             --
                                        --------        --------
      Total operating expenses            66,138          12,189
                                        --------        --------
Loss from operations                     (53,526)        (10,228)
Interest and other income, net             2,179             173
                                        --------        --------
Net loss                                $(51,347)       $(10,055)
                                        ========        ========
Dividend related to convertible
  preferred stock                             --          (4,900)
                                        --------        --------
Net loss attributable to common
  stockholders                          $(51,347)       $(14,955)
                                        ========        ========

Basic and diluted net loss per share    $  (1.12)       $  (2.00)
Pro forma basic net loss per share          N/A         $  (0.56)

Weighted-average shares
  outstanding:

Basic and diluted                         45,978           7,483
Pro forma basic                             N/A           26,646



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                             VA LINUX SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                        Oct  27, 2000      July 28, 2000
                                        -------------      -------------
                                         (unaudited)
                                     ASSETS

Current assets:
  Cash and cash equivalents                $ 92,511          $ 123,849
  Marketable securities                      64,855             52,433
  Accounts receivable, net                   38,434             31,842
  Inventories                                 1,438              1,018
  Prepaid expenses and
   other current assets                       3,382              2,156
                                           --------           --------
    Total current assets                    200,620            211,298
Property and equipment, net                  18,367             10,316
Goodwill and intangible assets, net         342,928            362,744
Other assets                                    659                741
                                           --------           --------
                                          $ 562,574          $ 585,099
                                          =========          =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                         $ 27,608           $ 26,715
  Accrued liabilities and other              13,610             11,285
  Current portion of loans
   and notes payable                          1,508              1,568
                                           --------           --------
    Total current liabilities                42,726             39,568
Notes payable, net of current portion         1,068              1,104
Other long-term liabilities                     730                552

Commitments and contingencies

Stockholders' equity:
  Common stock                                   53                 52
  Additional paid-in capital                775,593            763,175
  Contingent shares in escrow               (80,012)           (90,482)
  Deferred stock compensation               (16,510)           (19,204)
  Accumulated other comprehensive loss         (108)               (47)
  Accumulated deficit                      (160,966)          (109,619)
                                           --------           --------
    Total stockholders' equity              518,050            543,875
                                           --------           --------
                                          $ 562,574          $ 585,099
                                          =========          =========